Exhibit 99.1

Solectron Reports Improved Fourth Quarter Results

For Immediate Release: Sept. 28, 2004

MILPITAS, Calif. — Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and integrated supply chain services, today reported sales of $3.01 billion in the fourth quarter of fiscal 2004, up 23.4 percent from $2.44 billion in the fourth quarter of last year. Sales in the third quarter of 2004 were $3.04 billion.

The company reported a GAAP net loss from continuing operations in the fourth quarter of $45 million, or 5 cents per share, compared with a GAAP net loss from continuing operations of $163 million, or 20 cents per share, in the year-earlier quarter.

Non-GAAP net income from continuing operations was $41 million, or 4 cents per share on a fully diluted basis, in the fourth quarter of fiscal 2004.

“Our strong performance in the fourth quarter, including non-GAAP net income of $41 million and positive operating cash flow of approximately $124 million, capped a turnaround year for Solectron,” said Mike Cannon, president and chief executive officer. “We improved our financial metrics throughout the year, and we enter fiscal 2005 a much stronger company.”

During the quarter, the company completed the sale of Force Computers and its interest in U.S. Robotics. The company also announced an agreement to sell its Microtechnology business, which is expected to be completed in the first quarter of fiscal 2005. With that, Solectron will have completed its divestiture plans announced a year ago.

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As reported in the company’s 8-K filed Sept. 15, Solectron took incremental restructuring charges of $20 million during the fourth quarter, and also recorded a $47 million intangible impairment charge. In addition, the company recorded a $15 million loss to other expense, net, related to the sale of its minority interest in ECS Holdings Limited.

Fiscal 2004 Financial Results

Sales for 2004 were $11.64 billion, compared with $9.83 billion in fiscal 2003. For the year, the company reported a GAAP net loss from continuing operations of $252 million, or 29 cents per share, compared with a GAAP net loss of $3.02 billion, or $3.65 per share, in fiscal 2003.

Improvements from Q4 2003 to Q4 2004

•	Sales increased by 23.4 percent.

•	Gross margins improved from 4.8 percent to 5.4 percent.

•	Operating expenses declined from 5.3 percent to 3.8 percent.

•	Non-GAAP operating margin improved from -0.5 percent to 1.6 percent.

•	Cash-to-cash cycle improved from 59 days to 49 days.

•	Debt decreased from $2.79 billion to $1.25 billion.

•	Debt-to-capital ratio improved from 66 percent to 34 percent.

First-Quarter 2005 Guidance

Fiscal first-quarter guidance is for sales of $2.9 billion to $3.1 billion, and for non-GAAP EPS from continuing operations to range from 4 cents to 6 cents, on a fully diluted basis.

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Non-GAAP Information

In addition to disclosing results determined in accordance with generally accepted accounting principles (GAAP), Solectron also discloses non-GAAP results of operations that exclude certain items. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance, core results and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain charges to better assess operating performance. Each excluded item is considered to be of a non-operational nature in the applicable period. Earnings guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such charges. Consistent with industry practice, management has historically applied these non-GAAP measures when discussing earnings or earnings guidance and intends to continue doing so.

Non-GAAP information is not determined using GAAP; therefore, the information is not necessarily comparable to other companies and should not be used to compare the company’s performance over different periods. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made. See the tables to the press release for a reconciliation of non-GAAP amounts to amounts reported under GAAP.

Webcast To Be Held Today

At 4:30 p.m. EDT today, Solectron will hold a conference call to discuss this earnings report. A live Internet broadcast of the call can be joined by going to www.solectron.com. Supplemental financial information related to the conference call will also be available at this Web site location. Following the live broadcast, the archived Webcast will be available at www.solectron.com/investor/events.htm. In addition, audio replays of the call will be available from two hours following the call through Oct. 8. Call (800) 642-1687 from within the United States or (706) 645-9291 from outside the United States and specify pass code: 8711083.

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Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements relate to our financial outlook for the first quarter of fiscal 2005 and beyond; the timing and amount of the completion of our planned Microtechnology divestiture; and our expectations for continued progress in improving our profitability and operating metrics. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions.

Actual outcomes and results could differ materially. These risks and uncertainties include the present and future strength of the worldwide economy overall, and in the telecommunications and other electronics technology sectors in particular; our ability to continue to win and satisfy customers; our ability to successfully implement our initiatives related to improvement in our operating metrics; the accuracy of our projections of cash flows and capital requirements; whether we will be able to complete the divestiture of certain assets and operations without undue disruption, within the targeted timeframe, for the anticipated sales prices, and under the terms of and conditions presently anticipated; the ability to effectively implement restructuring and cost reduction plans and the timing of such implementations; the risk of price fluctuation; reliance on major customers; fluctuations in operating results; changes in technology; competition; variations in demand forecasts and orders that may give rise to operational challenges such as excess plant, equipment, and materials; risks associated with international sales and operations; interest rate risk; environmental regulations; market risk; segment risk; the ability to retain key personnel; the impact of our outstanding litigation and of other contingent liabilities; and intellectual property rights enforcement. In addition, the independent audit of our financial statements is not yet complete, and the final audited results could differ from the preliminary, unaudited results contained in this release.

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For a further list and description of risks and uncertainties, see the reports filed by Solectron with the Securities and Exchange Commission, specifically Forms 8-K, 10-K, 10-Q and S-3. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Supplemental information, condensed consolidated balance sheets and statements of operations follow. All monetary amounts are stated in U.S. dollars.

Reconciliation of GAAP Results to Non-GAAP Results for Q4 — FY 2004
(Dollars in millions, except per-share data)

			Q4 - FY04
			Non-GAAP
		Restructuring and	Results
		Impairment Costs	(excluding
	Q4 - FY04	and Other Unusual	restructuring and
	GAAP Results	Charges	other charges)
Net Sales	$3,014.2	$—	$3,014.2
Cost of Sales	$2,851.7	$—	$2,851.7
Gross Profit	$162.5	$—	$162.5
SG&A - operating expenses	$113.1	$—	$113.1
Restructuring and impairment costs and other unusual charges	$70.7	$70.7	$—
Operating margin	$(21.3)	$70.7	$49.4
Other expense, net	$(16.7)	$15.2	$(1.5)
(Loss)/income before interest and tax	$(38.0)	$85.9	$47.9
Interest, net	$(10.1)	$—	$(10.1)
(Loss)/income from continuing operations before tax	$(48.1)	$85.9	$37.8
Income tax benefit	$3.6	$—	$3.6
(Loss)/income from continuing operations	$(44.5)	$85.9	$41.4
GAAP and non-GAAP net income per share	$(0.05)		$0.04
Shares used to compute GAAP and non-GAAP net income per share	960.7		966.4

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Earnings Per Share Summary

	Q4 - FY04	Q3 - FY04	FY04	Q4 - FY03	FY03
GAAP net income (loss) per share from continuing and discontinued operations*	$0.00	$0.02	($0.19)	($0.22)	($4.18)
GAAP net loss per share from continuing operations	($0.05)	($0.08)	($0.29)	($0.20)	($3.65)

*-These results include operating income/(loss), as well as gains and losses on the sale of discontinued operations.

Sales by Market
(Dollars in millions)

	Q4 - FY04	Q3 - FY04	FY04	Q4 - FY03	FY03
Net Sales	$3,014.2	$3,039.9	$11,638.3	$2,443.3	$9,828.3
Sales Percentage by Market
Communications	19.7%	19.3%	18.8%	21.2%	21.7%
Networking equipment	22.7%	21.0%	21.6%	21.7%	22.8%
Computing & Storage	26.1%	28.9%	30.5%	36.1%	32.7%
Consumer products	20.4%	19.8%	19.3%	12.0%	13.2%
Automotive	2.6%	2.8%	2.6%	2.9%	2.6%
Industrial	6.8%	6.1%	5.4%	3.7%	3.8%
Other	1.7%	2.1%	1.8%	2.4%	3.2%

Customer Data

	Q4 - FY04	Q3 - FY04	FY04	Q4 - FY03	FY03
10 Percent Customers
Cisco Systems	15.7%	12.8%	13.2%	14.1%	11.9%
Nortel Networks	***	***	***	12.7%	12.9%

***Less than 10%

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Asset Management Metrics

	Q4 - FY04	Q3 - FY04	Q4 - FY03
Inventory turns	7.5	7.5	6.6
Days sales outstanding	47	47	53
Cash-to-cash cycle (in days)	49	49	59

Selected Financial Data, Pre-Tax
(Dollars in millions)

	Q4 - FY04	Q3 - FY04	FY04	Q4 - FY03	FY03
Capital expenditures	$48.3	$32.8	$149.6	$40.7	$124.6
Depreciation expense	$50.7	$51.0	$210.8	$48.9	$218.9

About Solectron

Solectron (www.solectron.com) provides a full range of worldwide manufacturing and integrated supply chain services to the world’s premier high-tech electronics companies. Solectron’s offerings include new-product design and introduction services, materials management, product manufacturing, and product warranty and end-of-life support. The company is based in Milpitas, Calif., and had sales from continuing operations of $11.64 billion in fiscal 2004.

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Analyst Contacts:

Perry Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@ca.slr.com
Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

Media Contact:

Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions)
Unaudited

	August 31	August 31
	2004	2003
ASSETS
Current assets:
Cash, cash equivalents and short-term investments *	$1,430.0	$1,515.0
Accounts receivable, net	1,544.2	1,389.1
Inventories	1,457.2	1,327.3
Prepaid expenses and other current assets	192.9	270.3
Current assets of discontinued operations	36.4	452.1

Total current assets	4,660.7	4,953.8
Net property and equipment	726.6	781.9
Goodwill	134.6	134.6
Other assets	277.5	396.3
Long-term assets of discontinued operations	11.9	262.9

Total assets	$5,811.3	$6,529.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$25.1	$973.8
Accounts payable	1,417.3	1,266.6
Accrued employee compensation	175.2	161.0
Accrued expenses	270.2	334.9
Other current liabilities	224.9	164.7
Current liabilities of discontinued operations	46.4	333.9

Total current liabilities	2,159.1	3,234.9
Long-term debt	1,221.4	1,817.6
Other long-term liabilities	55.9	32.4
Long-term liabilities of discontinued operations	1.8	22.6

Total liabilities	3,438.2	5,107.5

Stockholders’ equity:
Common stock	1.0	0.8
Additional paid-in capital	7,770.2	6,658.2
Accumulated deficit	(5,209.5)	(5,040.6)
Accumulated other comprehensive losses	(188.6)	(196.4)

Total stockholders’ equity	2,373.1	1,422.0

Total liabilities and stockholders’ equity	$5,811.3	$6,529.5

* This caption includes $17.5 million and $62.0 million of restricted balances as of August 31, 2004 and 2003, respectively.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per-share data)
Unaudited

	Three Months Ended August 31		Twelve Months Ended August 31

	2004	2003	2004	2003

Net sales	$3,014.2	$2,443.3	$11,638.3	$9,828.3
Cost of sales	2,851.7	2,325.9	11,058.0	9,386.3

Gross profit	162.5	117.4	580.3	442.0
Operating expenses:
Selling, general and administrative	113.1	129.7	440.9	566.1
Restructuring and impairment costs	70.7	106.0	176.8	603.2
Goodwill impairment	0.0	8.1	0.0	1,632.5

Operating loss	(21.3)	(126.4)	(37.4)	(2,359.8)
Interest income	4.0	5.2	14.8	26.8
Interest expense	(14.1)	(46.7)	(144.2)	(207.1)
Other (expense) income-net	(16.7)	6.3	(85.3)	52.4

Loss from continuing operations before income taxes	(48.1)	(161.6)	(252.1)	(2,487.7)
Income tax (benefit) expense	(3.6)	1.1	(0.3)	532.1

Net loss from continuing operations	$(44.5)	$(162.7)	$(251.8)	$(3,019.8)
Discontinued operations:
Income (loss) from discontinued operations	$40.1	$(17.5)	$90.9	$(330.0)
Income tax (benefit) expense	(2.0)	(1.1)	8.0	112.2

Income (loss) on discontinued operations	42.1	(16.4)	82.9	(442.2)

Net income (loss)	$(2.4)	$(179.1)	$(168.9)	$(3,462.0)

Basic and diluted net income (loss) per share:
Continuing operations	$(0.05)	$(0.20)	$(0.29)	$(3.65)
Discontinued operations	0.05	(0.02)	0.10	(0.53)

Basic and diluted net income (loss) per share	$0.00	$(0.22)	$(0.19)	$(4.18)

Shares used to compute basic and diluted net income (loss) per share	960.7	829.6	873.9	827.7